SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (sometimes referred to as Agreement) is entered in connection with your decision to receive a severance package offered by Spirit Airlines, Inc. The purpose of this Agreement is to summarize the benefits that will be available to you in return for a release of claims.

RELEASE AND WAIVER

You acknowledge and agree that certain of the payments and benefits described in section A below are contingent on your entering into the Agreement and not revoking (or attempting to revoke) such Agreement during the applicable seven-day revocation period set forth herein. In consideration for the benefits described in this Agreement, you and any person acting by, through, under or on behalf of you, release, waive, and forever discharge Spirit Airlines, Inc. its subsidiaries, affiliates, and related entities (“Spirit or Company”) and all of their respective agents, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns (also collectively referred to as ‘Released Parties’) from any and all claims, liabilities, actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment, retaliation (including state and federal whistleblower claims), or failure to accommodate; the terms and conditions of your employment; your compensation and benefits; and/or the termination of your employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act, the Railway Labor Act, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act, the Florida Civil Rights Act of 1992, or any other federal, state, or local law, statute, or ordinance.
You acknowledge that you have (i) received all compensation due you as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by you during your employment by the Company; (iii) been properly provided any leave requested under the FMLA and USERRA or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity; and (v) not filed any complaints, claims, or actions against the Company or any other released person or entity.

A. TERMINATION OF EMPLOYMENT RELATIONSHIP, SEVERANCE BENEFITS AND OBLIGATIONS

Your employment relationship with the Company ended on August 9, 2016 (the “Termination Date”). This is an involuntary separation from service as defined in Treasury Regulation 1.409A. On and after the Termination Date, you will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company. Effective on the Termination Date, your salary, benefits and other entitlements from the Company in respect of services rendered to, or employment with, the Company or any of its Affiliates through and including the Termination Date will end. You agree and acknowledge that you will not be entitled to receive any payments or benefits with respect to or following your termination of employment with the Company other than those described in the following provisions of this section A. You further acknowledge and agree that certain of such payments or benefits exceed the payments and benefits that you would have been entitled to receive had the Company not voluntarily entered into this Agreement. Unless otherwise required by law, effective ten (10) days after the Company has received your signed, unrevoked Agreement, you will receive the following:

1. Severance Pay

You will receive Twelve (12) months of severance pay totaling three hundred six thousand dollars ($306,000) which will be paid to you in equal installments and consistent with past payroll practices. Payments will be made on current payroll pay dates, consisting of the 15th and the last day of the month. Payments will be direct deposited. These payments will be reduced by any advances or similar outstanding amounts owed to Spirit such as sick days or vacation days used in excess of the number to which you were entitled as of the Termination Date. In addition, all garnishments and levies ordered by any court or other competent authority of which the Company is aware or becomes aware will be withheld. Your payment(s) will be made semi-monthly, and all payments will be subject to the foregoing provisions for the withholding of any federal, state and local taxes as well as any other payments or advances described above. Amounts the Company is paying in consideration for this Agreement will not be treated as compensation for purposes of eligibility or benefits under any benefit plan of the Company.

Any unpaid severance pay due to you hereunder shall be offset, on a dollar-for-dollar basis, by any compensation you may receive from any third party after the Termination Date, provided that compensation you may receive from corporate board service approved by Spirit prior to the Termination Date shall not be subject to offset. To the extent that a federal, state, or local law requires the Company to make a payment to an eligible employee because of involuntary termination of employment or in accordance with a plant closing or advance notice law, including but not limited to the Worker Adjustment and Retraining Notification Act (“WARN”), the severance pay otherwise payable under this Agreement shall be coordinated with and reduced by the amount of any such required payment.

Notwithstanding anything in this Section 1 to the contrary, in the event any payments called for hereunder are determined to constitute payments of “nonqualified deferred compensation” to which Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable, the following rules shall apply:

(a)    All such payments shall be made on the date that is the first payroll date that occurs on or following the first day of the seventh calendar month following your “separation from service” (as that phrase is used for purposes of Code Section 409A); and

(b)    The first sentence of the second paragraph of this Section 1 (regarding the reduction of payments under this Agreement by reason of any advances or similar outstanding amounts owed by you to Spirit) shall not apply to any payments subject to the requirements of Code Section 409A.

2.     Vacation

You will be compensated for accrued unused vacation, the value of which will be paid to you in a lump sum with your final pay. This payment is also subject to all applicable federal (including social security), state and local taxes. Vacation pay will be included as part of your compensation for determining employee or employer contributions to the 401(k) Plan contribution.

3.        Unemployment Benefits

You may apply for unemployment benefits upon termination and the state agency makes the determination of your entitlement to benefits. Severance pay can and must be disclosed to appropriate authorities. Treatment of severance pay from the beginning of eligibility for unemployment compensation may vary from state to state.

6.    4.        Employee Assistance Program

Employee Assistance Program Services will continue to be available to you for thirty (30) calendar days following the Termination Date. You may contact our EAP coordinator for more information. The EAP phone number is (888) 267-8126.

7.    5.        Healthcare

You (and your spouse and dependents listed on your healthcare forms at Spirit) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover you (and your spouse and dependents if listed on your healthcare forms at Spirit) costs of coverage under COBRA at the same rate as if you remained with the Company for a period equal to the shorter of: (i) twelve (12) months or (ii) the date on which you accept a new position with another employer. If you obtain new employment within twelve months following your termination of employment at Spirit, you must provide notification as provided in section L.

8.    6.        Travel

You (and your eligible travel dependents as indicated in your current Spirit records) shall receive a travel pass on Spirit enabling you and your eligible travel dependents (indicated in your current Spirit records) to travel free of charge in any class of service that is available at the time of reservation for a period equal to the shorter of (i) twelve (12) months or (ii) until (if) you receive similar flight benefits with a new employer.

7    7.        Outplacement service

Spirit will pay for you to participate in the comprehensive mid-level outplacement program offered by Challenger, Gray & Christmas, Inc. for up to a maximum of six months.

B. COOPERATON

You agree to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within your knowledge or responsibility. Without limiting the foregoing, you agree (i) to meet with Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.

C. NON-ADMISSION

This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

D. NON-SOLICITATION OF COMPANY EMPLOYEES

You agree that for a period beginning on the date first written above and ending on the date that is the one-year anniversary of the Termination Date, you will not, directly or indirectly, solicit or attempt to solicit, or hire or cause any person to hire, any of Spirit’s employees or exclusive contractors to work with you or to work for any other entity.

E. NON-DISPARAGEMENT

You agree that you will not engage in any activity which is intended to embarrass, disparage, harass or adversely affect the Company (including its affiliated companies) its officers, employees and directors, or their respective business operations, practices or services, and you agree that you will not make any negative comments about any of the foregoing entities/persons, orally or in writing. The Company will procure that its officers do not engage in any activity which is intended to embarrass, disparage, harass or adversely affect you (other than activity undertaken in connection with efforts to enforce this Agreement) and agrees that these individuals will not make any negative comments about you, orally or in writing.

F. NON-COMPETITION

For a period of twelve (12) months following your termination date, you agree that you will not commence employment with, act as a consultant to, or provide any other assistance to, directly or indirectly, any scheduled passenger airline operating under United States FAA Part 121 as its primary source of revenue with its primary business being the transport of passengers between destinations within the United States. For purposes hereof, “affiliate” shall mean, with respect to any person or entity, any other person or entity controlling, controlled by, or under common control with, such person or entity. This provision may be waived by the Company, in its sole discretion, provided that no such waiver shall be deemed effective unless in writing and signed by an officer of the Company. You acknowledge that this restriction and the non-solicitation restrictions in part D, above, are reasonably necessary to protect the legitimate business interests of the Company, that they are not overbroad, and will not impair your ability to obtain employment commensurate with your abilities. Should the time period of the restrictions or scope in sections D or F be deemed unreasonable or unenforceable by a court of competent jurisdiction, then the court may modify the scope of this Agreement with respect to those restrictions, and all remaining provisions shall remain in full force and effect as written. Should you violate the restrictions in sections D, F, or J, below, the Company may bring an action in state or federal court in Florida, and you expressly consent to jurisdiction and venue in such courts. In addition, for any such action brought by the Company, the parties hereto WAIVE ANY RIGHT TO A TRIAL BY JURY. You further agree that should you violate or threaten to violate the terms of these sections, the Company will suffer irreparable harm and will be entitled to immediate injunctive relief, and have the right to recover any damages it may suffer or attorneys’ fees it may incur as a prevailing party as a result of your breach of these provisions.

G. VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 45-DAY PERIOD

You acknowledge that:

(a)	You have read this Agreement and understand its legal and binding effect. You are acting voluntarily and of your own free will in executing this Agreement.

(b)	The consideration for this Agreement is in addition to anything of value to which you already are entitled.

(c)	You have had the opportunity to seek, and you are advised in writing by this Agreement to seek, legal counsel prior to signing this Agreement.

(d)
You have been given at least 45 days from the date you received this Agreement and any attached information to consider the terms of this Agreement before signing it. In the event you choose to sign this Agreement prior to the expiration of the 45-day consideration period, you represent that you are knowingly and voluntarily waiving the remainder of the 45-day consideration period. You understand that having waived some portion of the 45-day consideration period, the Company may expedite the processing of benefits provided to you in exchange for signing this Agreement.

(e)	You agree with the Company that changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

(f)
If you are age 40 or over and your termination is part of an employment termination program, you acknowledge that the Company made available to you : (i) the class, unit or group of individuals covered by the employment termination program; the eligibility factors for the program; and applicable time limits; and (ii) the job titles and ages of all individuals eligible or selected for the program as well as those in the same job classification or organizational unit who are not eligible or selected.

H. REVOCATION

You understand that if you sign this Agreement, you can change your mind and revoke it within seven days after signing it by returning it with written revocation notice to the Company at the address provided in section L below. You understand that this Agreement will not be effective until after this seven-day period has expired, and you will not be entitled to receive any benefits until after the Agreement becomes effective. If the revocation day expires on a weekend or holiday, you understand that you have until the end of the next business day to revoke this Agreement.

I. BINDING AGREEMENT AND PROMISE NOT TO SUE

You understand that following the seven-day revocation period, this Agreement will be final and binding. Except as provided below in Section K, you promise that you will not pursue any claim that you have settled by this Agreement. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such claims except this promise not to sue does not apply to claims that you may have under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws.

J. COMPANY PROPERTY; CONFIDENTIALITY

Other than your Company-provided cell phone, you agree to return all Company property immediately to Laurie Villa, VP & Chief Human Resources Officer, Spirit Airlines Inc., 2800 Executive Way, Miramar, FL 33025. You will be permitted to use your Company-provided cell phone for a period of thirty (30) days from your termination date after which it must be returned to the Company (attention Laurie Villa, VP & Chief Human Resources Officer, 2800 Executive Way, Miramar, FL 33025). You represent and warrant that you have returned all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which are the property of the Company. You further agree not to retain any tangible or electronic copies of any such property in your possession or under your control.

You agree that you will not use or copy any Company information (oral, electronic or written) records, files, materials, intellectual property or trade secrets of the Company (“Company Information”) for your personal use, or for use by you in a business or for a future employer. To the fullest extent permitted by law, you also agree to retain in confidence any confidential information known to you concerning the Company until such information is publicly available. You further agree to maintain the confidentiality of this Agreement and will not disclose in any fashion the terms of this Agreement or the amount of the severance benefits you receive to any person other than my attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or as otherwise required by law.

K. EXCEPTIONS AND NO INTERFERENCE WITH RIGHTS

You understand this Agreement does not apply to (a) any claims or rights that may arise after the date that you signed this Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the non-solicitation and non-competition clauses, the confidentiality obligations, and the return of property provision) (a) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA or (b) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement you are waiving your right to recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except where such a waiver is prohibited. You are also provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

L. APPLICABLE LAW, NOTICES AND GENERAL PROVISIONS

This Agreement shall be interpreted under the law of the State of Florida. This Agreement sets forth the entire agreement between the parties. You are not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving you and the Company are superseded by this Agreement, except this Agreement shall not in any way affect, modify, or nullify any prior agreement you entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition. To the extent of any conflict between the terms of this Agreement and the Company’s severance plan, the provisions of this Agreement shall prevail. The provisions of this Agreement are severable, and if any part of this Agreement except the Release and Waiver is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

Receipt of severance pay is conditioned on your representation that you have conducted yourself in an ethical, forthright and honest manner in connection with your work for Spirit. You agree that if you act contrary to the representations and obligations set forth in this Agreement, you may be obligated to pay Spirit an amount equal to the value of the consideration furnished under this Agreement, Spirit shall be entitled to immediately cancel any remaining severance pay owed to you and Spirit may take any other legal action that it deems necessary, except that you are not required to tender back any compensation and your severance pay will not be discontinued if you challenge the knowing and voluntary nature of this Agreement under the OWBPA and ADEA. Nothing in this Agreement is intended to result in any duplication of any payments or benefits to you and under no circumstances shall the Company be required to make or provide duplicate or correspondence payments or benefits to you under this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company, including but not limited to the Spirit Airlines, Inc. Executive Severance Plan, dated January 1, 2007, as amended.

Notices to be provided pursuant to this Agreement shall be sent to the following:
Legal Department
Spirit Airlines, Inc.
2800 Executive Way
Miramar, FL 33025

I have read and understand the Agreement set forth above. I accept the consideration stated above and knowingly and voluntarily agree to be bound by the terms of this Agreement.
Dated:	9/26/16	Signature:	/s/ Ted Botimer	Name Printed: Ted Botimer________